Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Vapor Corp. (the “Company”) on Form S-1 of our report dated March 31, 2015 (except for Note 14, as to which the date is July 10, 2015), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Vapor Corp. as of December 31, 2014 and 2013 and for the years then ended, which report appears in the Annual Report on Form 10-K of the Company.

/s/ Marcum LLP
Marcum LLP
New York, NY
July 23, 2015